EXHIBIT 99.2

The Joint Corp. Appoints Jake Singleton CFO

SCOTTSDALE, Ariz., Nov. 07, 2018 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager and franchisor of chiropractic clinics, announced its board of directors has appointed its Corporate Controller, Jake Singleton, to the position of Chief Financial Officer. He will report directly to Chief Executive Officer Peter D. Holt.

“The Joint continues to implement strategies to expand our clinic footprint, accelerate revenue growth and increase shareholder value,” stated Holt. “As a key member of our management team, Jake has provided insight around strategic business initiatives and their related accounting effects. A natural leader, he has successfully guided our financial team and mentored other employees. I look forward to Jake’s continued contributions that strengthen our company professionally and financially.”

Singleton added, “I am honored to serve The Joint as we revolutionize access to affordable, quality chiropractic care for pain management and improved health and wellness. Over the past few years, we have implemented procedural and operational programs that have increased efficiencies and improved the bottom line while increasing brand recognition and our patient base. I am confident we will achieve our long-term growth objectives as we accelerate our franchise sales, expand our regional developer program and add corporate clinics.”

Jake Singleton

Singleton joined The Joint in June of 2015 as corporate controller. During his tenure, he has been responsible for the full accounting operations of the company, including the production of timely financial statements and related SEC filings, and maintaining a comprehensive set of internal controls designed to mitigate risk and enhance the accuracy of the company's reported financial results. He brings technical accounting knowledge, robust experience in Sarbanes-Oxley internal control implementation and compliance, with a strong SEC reporting background that will help guide The Joint Chiropractic in its growth as a public company. Previously, Singleton was a senior manager with Ernst & Young. During his 10 years in the Assurance & Audit practice, he focused on serving public companies and assisting in raising capital through debt and equity offerings. Singleton also gained international experience in EY’s Capital Markets transactional accounting group during a two-year rotation in the United Kingdom, where he focused on US GAAP & SEC reporting compliance for foreign entities raising capital in the United States.

Singleton received both his Bachelor’s Degree and Masters of Accounting from the University of Arizona and holds an active Certified Public Accountant license (CPA) in Arizona and California.

About The Joint Corp. (NASDAQ: JYNT)
Based in Scottsdale, Arizona, The Joint is an emerging growth company that is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Its no-appointment policy and convenient hours and locations make care more accessible, and affordable membership plans and packages eliminate the need for insurance. With over 400 clinics nationwide and nearly 5 million patient visits annually, The Joint is a key leader in the chiropractic profession. For more information, visit www.thejoint.com or follow the brand on Twitter, Facebook, YouTube and LinkedIn.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Florida, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee and Washington, The Joint and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Jason Greenwood, The Joint Corp., jason.greenwood@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com